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                                                                    EXHIBIT 11.1
                STATEMENT OF COMPUTATION OF NET LOSS PER SHARE

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                                                                            THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                                  JUNE 30,                              JUNE 30,
                                                                            ------------------                     ----------------
                                                                           1997           1996          1997              1996
                                                                         --------       --------     --------           --------
Net loss............................................................. $ (5,648,000) $ (4,204,000)  $(10,625,000)      $ (7,915,000)
                                                                      ============  ============   ============       ============
Weighted average shares of Common Stock outstanding                     13,203,097     1,016,955     12,384,281          1,016,955
Shares related to staff accounting bulletin topic 4D:
  Stock options and warrants                                                    --       270,351             --            270,351
  Common Stock.......................................................           --        84,368             --             84,368
  Convertible Preferred Stock (Series C).............................           --     3,235,579             --          3,235,579
                                                                       -----------   -----------   ------------        -----------


Shares used in computing net loss per share..........................   13,203,097     4,607,253     12,384,281          4,607,253
Net loss per share................................................... $      (0.43) $      (0.91) $       (0.86)      $      (1.72)
Calculation of shares outstanding for computing pro forma net loss per share:
  Shares used in computing net loss per share........................                  4,607,253                         4,607,253
  Adjusted to reflect the effect of the assumed conversion of                          4,598,080                         4,598,080
   Preferred Stock from the date of issuance/1/                                      -----------                       -----------
Shares used in computing pro forma net loss per share................                  9,205,333                         9,205,333
Pro forma net loss per share.........................................                     ($0.45)                      $     (0.86)
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/1/Series A and B shares